Thornburg Investment Trust POS AMI

Exhibit 99(j)(2)

Attorneys and Counselors at Law

Daniel H. April	Of Counsel
Patrick J. Dolan	David F. Cunningham
John M. Hickey	C.W.N. Thompson, Jr.

Megan Hadley Koehler *

* Not Admitted in NM

January 31, 2020

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:	Thornburg Investment Trust (the “Trust”)

Registration under Investment Company Act of 1940: File No. 811-05201

Post-Effective Amendment (“PEA”) No. 143

Ladies and Gentlemen:

We have acted as counsel for the Trust, a trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with PEA no. 143 to its registration statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of authorized shares of beneficial interest under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Agreement and Declaration of Trust and the Amendments and Supplements thereto to date, and its Bylaws.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Trust’s series proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission, and to the references made to the firm of April, Dolan & Hickey, P.C. in PEA no. 143 to be dated on or about January 31, 2020 and in any revised or amended versions thereof.

Please contact me if you have any questions.

Sincerely,

/s/ Daniel April

Daniel April

460 St. Michael’s Drive	E-mail: dan_april@catchlaw.com	Tel.: (505) 988-2900
Suite 1000	Web address: www.catchlaw.com	Extension 103
Santa Fe, New Mexico 87505		Fax: (505) 988-2901